Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”) is made and entered into this 12th day of May, 2014 (the “Effective Date”) by and among (i) SYNDICATED SOLAR, INC., a Delaware corporation, and SYNDICATED SOLAR, INC. d/b/a Syndicated Solar Construction, a California corporation (each a “Seller” and collectively, “Seller”), (ii) JUSTIN PENTELUTE, an individual resident of the State of Colorado (“Owner”), (iii) REAL GOODS SYNDICATED, INC., a Delaware corporation (“Buyer”), and (iv) REAL GOODS SOLAR, INC., a Colorado corporation (“Parent”). Seller, Owner, Buyer and Parent are individually referred to here in a “Party” and collectively as the “Parties”.

RECITALS

A. Seller, Owner, Buyer and Parent are parties to an Asset Purchase Agreement dated as of August 9, 2013 (the “Purchase Agreement”). Capitalized terms used herein, but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

B. In addition, Owner accepted an employment offer letter with the Parent dated as of August 9, 2013 (the “Offer Letter”).

C. Certain disputes have arisen between the Parties with respect to (i) certain potential breaches of the representations and warranties made by Seller and Owner in the Purchase Agreement (the “Asserted Breaches”), (ii) potential indemnification claims related to those Asserted Breaches, and (iii) the amount of the Purchase Price payable to the Seller.

D. The Parties desire to enter into this Agreement in order to settle the Dispute (as defined below) and all claims, and disagreements that any Party has or may have against the other Party with respect to the Dispute (collectively, the “Claims”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth below, the sufficiency of which is acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

1. Integration of Recitals. The foregoing Recitals form an integral and substantive part of this Agreement as if restated in full herein.

2. Dispute. As used herein, “Dispute” means all disagreements between the Parties regarding the Asserted Breaches, the Purchase Price due and payable to the Seller now or in the future, and any amounts due and owing to the Owner pursuant to the terms of the Offer Letter.

3. Settlement. In consideration of the agreements provided herein, including, without limitation, the release, covenant not to sue, confidentiality and non-disparagement provisions, and reaffirmation of certain covenants, the Parties hereby agree as follows:

a. Within five (5) Business Days following the Effective Date, Parent will issue to Seller 325,140 shares of the Closing Stock Purchase Price (the “Initial Share Payment”).

b. To the extent the entire Outstanding AR Amount is collected on or before the date which is sixty (60) calendar days following the Effective Date (the “Delivery Date”), Parent will issue to Seller an additional 74,860 shares of the Closing Stock Purchase Price (the “Additional Share Payment”) in the manner described below. If less than 100% of the Outstanding AR Amount is collected by the Delivery Date, Parent will issue to Seller a portion of the Additional Share Payment equal to the portion of the Outstanding AR Amount collected on or before the Delivery Date. Any Additional Share Payment will be issued to Seller as follows: (i) 50% of any Additional Share Payment will be issued to Seller within five (5) Business Days following the Delivery Date and (ii) the remaining 50% of the Additional Share Payment will be issued within five (5) Business Days following the collection of the Ameren rebates described on Exhibit A hereto. It is further acknowledged and understood that no Additional Share Amount and no additional Closing Stock Purchase Price shall become due and payable to Seller with respect to any Outstanding AR Amount which is collected following the Delivery Date. For purposes hereof “Outstanding AR Amount” means all of the outstanding accounts receivable set forth on Exhibit A hereto.

c. The Initial Share Payment, and if earned, the Additional Share Payment, shall serve as payment in full of any and all Purchase Price due to Seller now or in the future pursuant to the terms of the Purchase Agreement including, without limitation, any Earnout Payment, and the earnout provisions of the Purchase Agreement set forth in Section 3.03 of the Purchase Agreement are hereby terminated and of no further force or effect.

d. Owner and Seller acknowledge and agree that to the extent any checks, wire payments or other income with respect to any accounts receivable of Parent or any of its subsidiaries, including, without limitation, those of Buyer which were purchased from Seller, are paid or otherwise delivered to Seller or Owner, Seller and Owner shall promptly take such actions necessary to return any such checks or amount to Parent.

4. Release.

a. As of the Effective Date, in consideration of the mutual promises and covenants contained in this Agreement, Buyer and Parent hereby fully releases, remises, acquits, and forever discharges Seller and Owner and their past and present agents, officers, directors, shareholders, affiliates, and all of their successors, and assigns, and all of their subsidiaries and other affiliated companies and their respective shareholders, officers, directors, agents, employees, legal representatives, successors and assigns, and all of Seller and Owner’s respective properties, interests and assets of any and every kind and character whatsoever and wheresoever situated from any and all Claims existing as of the Effective Date, whether in law or in equity or otherwise. It being acknowledged and agreed that the rights and obligations imposed upon or accruing to Buyer and/or Parent pursuant to this Agreement are not released or discharged. Each of Parent and Buyer further expressly understands and agrees that by signing this Agreement it and all of its respective past and present agents, legal representatives, successors, officers, directors, shareholders, employees, employers, partners, and assigns will be forever bound by the Agreement’s terms, and that no rescission, modification or release from its terms will be made for any mistake.

b. As of the Effective Date, in consideration of the mutual promises and covenants contained in this Agreement, each of Seller and Owner hereby fully releases, remises, acquits, and forever discharges Parent and Buyer and their past and present agents, officers, directors, shareholders, employees, and all of their successors, and assigns, and all of their subsidiaries and other affiliated companies and their respective shareholders, officers, directors, agents, employees, legal representatives, successors and assigns, and all of Parent and Buyer’s respective properties, interests and assets of any and every kind and character whatsoever and wheresoever situated, from any and all Claims, together with all other claims arising out of any acts, omissions, transactions, transfers, happenings, violations, promises, facts or situations which occurred or existed at any time before the Effective Date, including, without limitation, any and all claims related to Owner’s employment with Parent, or the operation of Parent and its subsidiaries, whether known or unknown, in law or in equity or otherwise. It being acknowledged and agreed that the rights and obligations imposed upon or accruing to Seller and/or Owner pursuant to this Agreement are not released or discharged. Each of Seller and Owner further expressly understands and agrees that by signing this Agreement it and all of its respective past and present heirs, estate, agents, legal representatives, successors, officers, directors, shareholders, employees, employers, partners, and assigns will be forever bound by the Agreement’s terms, and that no rescission, modification or release from its terms will be made for any mistake.

5. Covenant Not to Sue; Confidentiality; Non-Disparagement. Each Party agrees, on behalf of itself, and, its officers and directors:

a. Not to file or cause to be filed, at any time after the Effective Date, any charge, claim, action, complaint, lawsuit, or other legal, equitable or administrative proceeding (collectively, “Filings”), with any federal, state, local, public or private agency, insurers or other authority against the other Party with respect to the Claims, and to immediately dismiss with prejudice any such Filing filed on or prior to the Effective Date with respect to the Claims.

b. To keep the terms of this Agreement as well as the facts and circumstances giving rise to this Agreement completely confidential and not to disclose the same to any third party without the prior express written consent of the other Party, except as expressly contemplated herein or as may be required by law or a court of competent jurisdiction, it being acknowledged and agreed that any reporting or disclosure obligations of Parent under the securities laws, shall not require any approval by Seller or Owner.

c. Not, in the case of Owner, to individually, or in the case of Seller, Parent and Buyer, not permit it’s respective officers or directors to, make, or cause or encourage others to make, any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the other Party. For purposes of this paragraph, a disparaging statement is any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, or good character of the person or entity to which the communication relates. Each Party agrees that this prohibition includes, but is not limited to, statements made on any type of social networking site posts, consumer review Internet sites, or to the news media, industry analysts, customers, vendors, or employees (past and present).

6. Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date as follows:

a. Organization. Such Party has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

b. Authority; Warranty of Authority. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against them in accordance with its terms. Each Party warrants that the trustees, officers, and/or corporate agents executing this Agreement have full and unconditional authority to legally bind such Party to the terms of this Agreement.

c. No Actions Pending. Such Party hereby expressly warrants and represents that it has not filed, at any time prior to the Effective Date, as applicable, any charge, claims, action, complaint, lawsuit or other legal, equitable or administrative proceeding, with any federal, state, local, public or private agency, insurers or other authority against the other Party.

d. Investigation of Facts. Each Party represents and warrants that it has made such investigation of the facts pertaining to this Agreement and all matters pertaining thereto as such Party deemed necessary.

e. Warranty of Non-Assignment. Each Party warrants and represents that it has not assigned or transferred, nor purported to assign or transfer, to any person or any entity any of the Claims.

7. No Admission of Liability. Nothing in this Agreement, including the fact that it was entered into, shall constitute or be construed in any way as an admission on behalf of either Party as to such Party’s liability or the validity of any of the Claims, nor shall it be admissible in any court, administrative agency or tribunal for any Party, with the exception of a proceeding to enforce or interpret the terms of this Agreement. Each Party understands that this Agreement is in full accord and satisfaction of the Claims. Each Party further understands that the other Party expressly denies any liability whatsoever, and the Parties have consented to the settlement signified by this Agreement to avoid the time and expense of further dispute between the Parties.

8. Certain Acknowledgments and Agreements. Each of the Parties hereby acknowledge and agree as follows:

a. Seller and Owner hereby acknowledge and agree that except as expressly set forth herein, the terms of the Purchase Agreement remain in full force and effect and that nothing herein shall otherwise modify or waive Seller and Owner’s non-competition and non-solicitation covenants set forth in Section 6.06 of the Purchase Agreement.

b. No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof of the Parties, except as may be required by law, it being acknowledged and agreed that any reporting or disclosure obligations of Parent under the securities laws, shall not require any approval by Seller or Owner.

9. Complete Agreement. This Agreement shall constitute the entire agreement with respect to the Dispute and there are no other agreements, between the Parties with respect to the Dispute except as expressly set forth in this Agreement. Each Party acknowledges that in executing this Agreement that it has relied solely on its own judgment, belief and knowledge, and except for representations expressly set forth herein, it has not been influenced by any other representation or statement of the other Party.

10. Survival. All representations, warranties, covenants and agreements made in this Agreement shall survive the execution hereof and any investigation made by or on behalf of the other parties prior to or after such date.

11. Binding Effect. Except as may specifically be provided in this Agreement to the contrary, the terms and conditions contained in this Agreement shall inure to the benefit of, and be binding upon the Parties, their agents, legal representatives, successors, past and present agents, officers, directors, shareholders, employees, employers, partners, attorneys, insurers, and assigns.

12. Amendment. No modification or amendment of this Agreement shall be valid unless in writing and signed by the Parties.

13. Severability. In the event that any portion of this Agreement is held to be unenforceable, the unenforceable portion of the Agreement will be deleted and the rest of the Agreement will remain in full force and effect.

14. Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the internal laws of the State of Colorado.

15. Venue. Each Party hereby expressly agrees that any action to interpret, construe, or enforce this Agreement shall be brought in the District Court in and for the City and County of Denver, Colorado, and each Party hereby expressly waives any objections or defenses to such action based upon improper venue or lack of personal or subject matter jurisdiction.

16. Notices. All notices, demands, requests, consents and other communications provided for in this Agreement will be given in writing, or by any telecommunication device capable of creating a written record (including facsimile), and addressed to the Party to be notified as follows:

If to Seller or Owner:	621 Smoky Hills Lane Erie, CO 80516 Attention: Justin Pentelute Facsimile: E-mail: plexityllc@gmail.com

If to Buyer or Parent:	Real Goods Solar, Inc. 833 W. South Boulder Road Louisville, Colorado 80027-2452 Attention: Kam Mofid Telephone: (303) 222-8302 E-Mail: kam.mofid@realgoods.com

with a copy to:	Brownstein Hyatt Farber Schreck, LLP 410 Seventeenth Street, Suite 2200 Denver, Colorado 80202-4432 Attention: Kristin Macdonald Email: kmacdonald@bhfs.com

17. Actions for Breach. Each Party shall have a right to bring an action to enforce any of the Agreement’s terms or provisions. Each Party further acknowledges that a breach or threatened breach of Sections 5, hereof would give rise to irreparable harm for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

18. Headings Descriptive. The headings of the several sections of this Agreement are intended for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.

19. No Party Deemed the Drafter. This Agreement is the result of negotiations between Parent and Buyer on the one hand and Seller and Owner on the other hand. This Agreement therefore shall not be construed against any particular Party because of the involvement of that Party or its counsel in its preparation.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same Agreement as of the Effective Date. This Agreement may be executed via facsimile or other electronic transmission.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

Seller:

SYNDICATED SOLAR, INC.,
a Delaware corporation

By	/s/ Justin Pentelute
Name:	Justin Pentelute
Title:	Chief Executive Officer

SYNDICATED SOLAR, INC.,
a California corporation

By	/s/ Justin Pentelute
Name:	Justin Pentelute
Title:	President

Owner:

/s/ Justin Pentelute
Justin Pentelute

Buyer:

REAL GOODS SYNDICATED, INC.,
a Delaware corporation

By	/s/ Anthony DiPaolo
Name:	Anthony DiPaolo
Title:	Chief Financial Officer

Parent:

REAL GOODS SOLAR, INC.,
a Colorado corporation

By	/s/ Anthony DiPaolo
Name:	Anthony DiPaolo
Title:	Chief Financial Officer

Exhibit A

Outstanding AR Amount

Means the amounts listed below, payable per the original contract with customer, less the Ameren Rebate Amounts described below where they were to be floated by EPC/Developer.

Missouri Small Commercial Aging as of March 31, 2014

SFDC Project Name	Total Aged	31-60	61-90	91-120	120+	Per contract, Ameren rebate that is floated	Collected as of May 9, 2014	Collection Obligation
White Auto Body 6134	98,457.00	—	—	—	98,457.00		(27,648.49)	70,808.51
White Auto Body 8300 (Main)	97,985.00	—	—	97,985.00	—		(27,648.49)	70,336.51
White Auto Body 8306	97,985.00	—	—	—	97,985.00		(27,648.49)	70,336.51
White Auto Body 6133	80,043.00	—	—	—	80,043.00		(27,648.49)	52,394.51
White Auto Body Rear	32,150.00	—	—	32,150.00	—		(27,648.49)	4,501.51
Scott Properties 1065 Executive	81,423.00	—	81,423.00	—	—	(49,500.00)		31,923.00
Scott Properties 11500 Olive	81,418.00	—	81,418.00	—	—	(49,500.00)		31,918.00
Scott Properties 777 New Ballas	81,417.00	—	81,417.00	—	—	(49,500.00)		31,917.00
Hy-C Company C (Fire Chief Industries LLC)	73,250.00	—	73,250.00	—	—	(49,500.00)		23,750.00
Hy-C Company C	73,250.00	—	73,250.00	—	—	(49,500.00)		23,750.00

Total	$797,378.00	$—	$390,758.00	$130,135.00	$276,485.00	$(247,500.00)	$(138,242.45)	$411,635.55